Exhibit 10.18(b)

SECOND AMENDMENT TO THE
MINERALS TECHNOLOGIES INC. RETIREE MEDICAL PLAN

WHEREAS, the Minerals Technologies Inc. Retiree Medical Plan (the “Plan”) authorizes Minerals Technologies Inc. (the “Company”) to amend the Plan by action of its Board of Directors, and the Board of Directors has authorized the Company to do so by the following amendment.

NOW, THEREFORE, the Plan is hereby amended as follows effective January 1, 2022:

1.  The definition of “Participant” in section 1.17 shall be amended to read as follows:

“1.17 Participant.  A Retiree who meets the requirements of Section 2.1 or a Dependent, and Lawrence Washow, Joseph Muscari, or a their respective spouses, provided, however, that effective January 1, 2022, no Retiree will become a Participant under the Retiree Medical Program or the Retiree Medical Plan.”

2.	The definition of “Retiree” in section 1.21 shall be amended to read as follows:

“1.21 Retiree.  A former Employee of an Employer who was hired by an Employer before January 1, 2004, and who completes at least twenty (20) "years of creditable service" after the attainment of age 40.  For purposes of the foregoing, years of creditable service shall have the meaning set forth in the Minerals Technologies Inc. Retirement Plan, except no years of creditable service will be credited under the Retiree Medical Program or Retiree Medical Plan on or after January 1, 2022.  Notwithstanding the foregoing, an inactive Employee who has received benefits for two years under the  long-term disability program that is part of the Minerals Technologies Inc. Health and Welfare Plan shall be considered a Retiree for purposes of the Retiree Medical Plan, but only for purposes of the prescription drug benefit to the extent provided under the Retiree Medical Program, and such an inactive Employee’s Dependents shall be eligible for Retiree Medical Program Benefits to the extent and under the circumstances provided in the Retiree Medical Program. No such inactive Employee or his or her Dependents shall become eligible for the Retiree Medical Plan or Retiree Medical Program Benefits on or after January 1, 2022.”

3. Section 2.1 shall be amended by adding the following sentence immediately before the final sentence thereof:

“Notwithstanding the foregoing, no Employees or Retiree who is not already a Participant may elect participation or otherwise become a Participant in the Retiree Medical Program or the Retiree Medical Plan on or after January 1, 2022.”

4. Section 9.1 shall be amended in its entirety to read as follows:
“9.1 Amendment.  The Board or its delegate, or the Welfare Plan Committee, may amend, in writing, any part or all of the Retiree Medical Plan, including any insurance contract providing Benefits under the Retiree Medical Plan (with the agreement of such insurance company or Service Provider, if required under any such contract), at any time or from time to time. The Board or the Welfare Plan Committee may also remove or change any insurance company, Service Provider, Claims Processor, or Third Party Administrator at any time and from time to time.”
5.	Section 9.2 shall be amended in its entirety to read as follows:
“9.2 Termination.  The Board or the Welfare Plan Committee may terminate any part or all of the Retiree Medical Plan, including the Retiree Medical Program and/or any insurance contract providing benefits under the Retiree Medical Program, or may terminate any contract with an insurance company, Service Provider, Claims Processor, or Third Party Administrator at any time or from time to time. No termination shall operate to reduce the amount of any benefit payment otherwise payable under the Retiree Medical Plan or the Retiree Medical Program for charges incurred prior to the effective date of such termination.”
IN WITNESS WHEREOF, the Company, by its duly authorized officer, has caused this Second Amendment to be executed, on this 10th day of November, 2021.

MINERALS TECHNOLOGIES INC.

By: /s/ Erin M. Cutler